Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FIRST-QUARTER 2015 RESULTS AND UPDATES FULL-YEAR 2015 GUIDANCE
Delivered Record Sales and Strong Earnings
Acquisition Integration Activities in Europe and China Firmly on Track
Company Deploys Action Plans to Offset Currency and Lower Industry Demand and Expects Second Half Margin Expansion

BENTON HARBOR, Mich., April 28, 2015 - Whirlpool Corporation (NYSE: WHR) announced today first-quarter GAAP net earnings of $191 million, or $2.38 per diluted share, compared to $160 million, or $2.02 per diluted share, reported for the same prior-year period. Ongoing business earnings per diluted share(1) totaled $2.14, compared to $2.20 in the same prior-year period. The benefit of cost and capacity-reduction initiatives, ongoing cost productivity and benefits from the acquisition integration activities were offset by unfavorable currency and a weakened demand environment in Brazil.

Net sales in the quarter were a first-quarter record $4.8 billion compared to $4.4 billion during the same prior-year period, an increase of over 11 percent. Excluding the impact of both foreign currency and Brazilian (BEFIEX) tax credits, sales increased over 23 percent, primarily driven by the acquisitions.

"Our integration plans in Europe and China remain on track and we have taken actions to overcome recent currency movements," said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. "We continue to invest in our leading brand portfolio and innovative new products while adjusting to a continuing volatile global economy."

First-quarter GAAP operating profit totaled $303 million compared to $281 million in the same prior-year period. Record first-quarter ongoing business operating profit(2) totaled $318 million, or 6.6 percent of sales, compared to $302 million, or 6.9 percent of sales, in the same prior-year period. Ongoing business operating margins benefited from acquisition integration activities and cost and capacity-reduction initiatives, which were offset by unfavorable currency.

For the three months ended March 31, 2015, the company reported cash used in operating activities of $(569) million compared to cash used in operating activities of $(339) million in the same prior-year period. Whirlpool Corporation reported free cash flow(3) of $(651) million in the first quarter of 2015 compared to free cash flow(3) of $(456) million in the same prior-year period. As expected, the decrease in free cash flow was primarily driven by seasonal working capital requirements associated with the acquisitions.

OUTLOOK

Whirlpool Corporation has adjusted its full-year 2015 guidance to reflect the impact of unfavorable currency and a weakened demand environment in Brazil. The company now expects full-year GAAP net earnings per diluted share available to Whirlpool of $9.00 to $10.00 and full-year ongoing business earnings per diluted share of $12.00 to $13.00.

Whirlpool Corporation recently announced cost-based price increases in Latin America and Eastern Europe, which along with strong cost productivity programs are expected to deliver significant second-half 2015 margin expansion. The company expects to deliver record sales and ongoing earnings for the year.

	2015 Diluted EPS(i)
	GAAP	Ongoing Business
Previous Outlook	$10.75 - $11.75	$14.00 - $15.00
Global Currency Devaluation and Brazil Demand Environment	(2.00)	(2.00)
Benefit Plan Curtailment Gain	0.44	—
Combined Acquisition Related Transition Cost	(0.14)	—
Antitrust Resolutions	(0.09)	—
Current Outlook	$9.00 - $10.00	$12.00 - $13.00

2015 EPS Outlook
GAAP Diluted EPS(i)	$9.00 - $10.00
Benefit Plan Curtailment Gain	(0.44)
Restructuring Expense	2.84
Combined Acquisition Related Transition Cost	0.38
Pension Settlement Charge	0.12
Antitrust Resolutions	0.09
Ongoing Business Diluted EPS	$12.00 - $13.00
(i) Diluted EPS available to Whirlpool.

For the full-year 2015, the company now expects to generate free cash flow(3) of approximately $700 million. Included in this guidance are restructuring cash outlays of up to $250 million, capital spending of approximately $750 million to $800 million and U.S. pension contributions of approximately $72 million.

"Our previously outlined long-term growth strategy remains on track," said Fettig, "and we are committed to creating significant shareholder value with our larger global platform, competitive cost structure, industry leading brands and broad product offering.”

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported first-quarter net sales of $2.3 billion, up slightly from the same prior-year period. Excluding the impact of currency, sales increased over 2 percent.

The region reported a first-quarter operating profit of $276 million, compared to $228 million in the same prior-year period. During the first quarter of 2015, the region incurred a one-time, non-cash benefit plan curtailment gain of approximately $47 million. Ongoing business segment operating profit(4) totaled $230 million, or 9.8 percent of sales, compared to $228 million, or 9.8 percent of sales, in the same prior-year period. Ongoing cost productivity and higher unit volumes were offset by unfavorable currency and the completion of prior-year product transitions.

The company expects full-year 2015 industry unit shipments to increase by approximately 4 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported first-quarter net sales of $1.3 billion compared to $0.7 billion in the same prior-year period.

The region reported first-quarter operating profit of $17 million, compared to $7 million in the same prior-year period. During the first quarter of 2015, the region incurred a one-time, non-cash pension settlement charge of approximately $12 million. Ongoing business segment operating profit(4) totaled $35 million, or 2.7 percent of sales, compared to $7 million, or 1.0 percent of sales, in the same prior-year period. The benefits from the acquisition integration activities, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives more than offset unfavorable currency.

The company expects full-year 2015 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported first-quarter net sales of $0.9 billion, compared to $1.2 billion in the same prior-year period. Excluding the impact of currency and BEFIEX tax credits, sales decreased approximately 11 percent.

The region reported first-quarter GAAP operating profit of $59 million, compared to $123 million in the same prior-year period. During the first quarter of 2014, the company monetized $14 million of BEFIEX tax credits. Ongoing business segment operating profit(4) totaled $59 million, or 6.6 percent of sales, compared to $109 million, or 9.2 percent of sales, in the same prior-year period. Improved product price/mix was offset by unfavorable currency and lower unit volumes due to a weaker demand environment in Brazil.

The company now expects full-year 2015 industry unit shipments to be down 10 to 12 percent.

Whirlpool Asia

Whirlpool Asia reported first-quarter net sales of $378 million compared to $166 million in the same prior-year period.

The region reported a first-quarter GAAP operating profit of $24 million, compared to an operating profit of $5 million in the same prior-year period. Ongoing business segment operating profit(4) totaled $26 million, or 6.9 percent of sales, compared to $5 million, or 2.9 percent of sales, in the same prior-year period. The benefits from the acquisition integration activities, ongoing cost productivity, improved price/mix and the benefits of cost and capacity-reduction initiatives positively impacted margins.

The company expects full-year 2015 industry unit shipments to be up 1 to 3 percent.

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.

FIRST-QUARTER 2015 // PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation is at the forefront of the home appliance industry - with deep consumer insights and a strong portfolio of brands worldwide. Our products are ideally positioned with consumers because they are as inventive as they are purposeful. We offer compelling home solutions that expand beyond our core appliance business, delivering innovation that matters to consumers and positioning our company for continued growth and profitability.

Company Awards & Recognition

•	Whirlpool Corporation has been named as one of Fortune Magazine's World's Most Admired Companies for the fifth consecutive year.

•	The U.S. Environmental Protection Agency (EPA) has recognized Whirlpool Corporation with a 2015 ENERGY STAR® Partner of the Year award.

•	Whirlpool Brazil was recognized as most innovative company in the southern region by Amanhã magazine.

•	Whirlpool Brazil was recognized among the most remarkable companies by Consumidor Moderno magazine.

Product Innovation

•
Whirlpool Corporation announced that nine Whirlpool brand cooking appliances are among the industry's first certified under the Association for Home Appliance Manufacturers (AHAM) Sustainability Standard for Cooking Products.

•
Whirlpool Supreme Care washing machine in EMEA was honored with the 2015 iF Design Award seal of excellence, a prize that recognizes its outstanding design quality in "Product" discipline and the "Household" category.

•	Whirlpool India's Protton World Series Refrigerator was selected for the prestigious India Design Mark.

•
KitchenAid brand, beginning a new chapter in its celebrated history as an American product design innovator, unveiled a dramatically designed major appliance collection available in stainless steel, black, white and black stainless steel, an industry first.

•	KitchenAid has introduced a first-of-its-kind Magnetic Drive Blender for home use.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $20 billion in annual sales, 100,000 employees and 70 manufacturing and technology research centers throughout the world in 2014. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in more than 170 countries. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) acquisition and investment-related risk, including risk associated with our acquisitions of Hefei Sanyo and Indesit, and risk associated with our increased presence in emerging markets; (3) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (4) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (5) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (6) the ability of Whirlpool to manage foreign currency fluctuations; (7) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (8) the effects and costs of governmental investigations or related actions by third parties; (9) changes in the legal and regulatory environment including environmental and health and safety regulations; (10) Whirlpool's ability to maintain its reputation and brand image; (11) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (12) information technology system failures and data security breaches; (13) product liability and product recall costs; (14) inventory and other asset risk; (15) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (16) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (17) the uncertain global economy; (18) our ability to attract, develop and retain executives and other qualified employees; (19) the impact of labor relations; (20) Whirlpool's ability to obtain and protect intellectual property rights; and (21) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars, except share data)

	Three Months Ended
	2015	2014
Net sales	$4,846	$4,363
Expenses
Cost of products sold	3,993	3,608
Gross margin	853	755
Selling, general and administrative	498	439
Intangible amortization	19	6
Restructuring costs	33	29
Operating profit	303	281
Other income (expense)
Interest and sundry income (expense)	(53)	(23)
Interest expense	(43)	(44)
Earnings before income taxes	207	214
Income tax expense	9	50
Net earnings	198	164
Less: Net earnings available to noncontrolling interests	7	4
Net earnings available to Whirlpool	$191	$160
Per share of common stock
Basic net earnings available to Whirlpool	$2.42	$2.06
Diluted net earnings available to Whirlpool	$2.38	$2.02
Dividends declared	$0.75	$0.625
Weighted-average shares outstanding (in millions)
Basic	78.8	78.1
Diluted	80.0	79.4

Comprehensive income (loss)	$(13)	$206

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets
Cash and equivalents	$704	$1,026
Accounts receivable, net of allowance of $156 and $154, respectively	2,518	2,768
Inventories	3,002	2,740
Deferred income taxes	341	417
Prepaid and other current assets	1,149	1,147
Total current assets	7,714	8,098
Property, net of accumulated depreciation of $5,801 and $5,959, respectively	3,779	3,981
Goodwill	2,736	2,807
Other intangibles, net of accumulated amortization of $278 and $267, respectively	2,698	2,803
Deferred income taxes	1,891	1,900
Other noncurrent assets	390	413
Total assets	$19,208	$20,002
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,173	$4,730
Accrued expenses	829	852
Accrued advertising and promotions	417	673
Employee compensation	438	499
Notes payable	441	569
Current maturities of long-term debt	213	234
Other current liabilities	879	846
Total current liabilities	7,390	8,403
Noncurrent liabilities
Long-term debt	3,977	3,544
Pension benefits	1,064	1,123
Postretirement benefits	437	446
Other noncurrent liabilities	596	690
Total noncurrent liabilities	6,074	5,803
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 110 million shares issued, and 78 million shares outstanding	110	110
Additional paid-in capital	2,576	2,555
Retained earnings	6,340	6,209
Accumulated other comprehensive loss	(2,048)	(1,840)
Treasury stock, 32 million shares	(2,149)	(2,149)
Total Whirlpool stockholders’ equity	4,829	4,885
Noncontrolling interests	915	911
Total stockholders’ equity	5,744	5,796
Total liabilities and stockholders’ equity	$19,208	$20,002

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars)

	Three Months Ended
	2015	2014
Operating activities
Net earnings	$198	$164
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation and amortization	161	127
Curtailment gain	(47)	—
Changes in assets and liabilities:
Accounts receivable	58	(78)
Inventories	(394)	(243)
Accounts payable	(285)	(172)
Accrued advertising and promotions	(227)	(152)
Accrued expenses and current liabilities	37	23
Taxes deferred and payable, net	(48)	20
Accrued pension and postretirement benefits	(17)	(31)
Employee compensation	(45)	38
Other	40	(35)
Cash used in operating activities	(569)	(339)
Investing activities
Capital expenditures	(126)	(123)
Proceeds from sale of assets and business	33	6
Change in restricted cash	11	—
Investment in related businesses	(15)	(21)
Cash used in investing activities	(97)	(138)
Financing activities
Proceeds from borrowings of long-term debt	523	817
Repayments of long-term debt	(69)	(2)
Net proceeds from short-term borrowings	(41)	(8)
Dividends paid	(60)	(48)
Common stock issued	34	11
Cash provided by financing activities	387	770
Effect of exchange rate changes on cash and equivalents	(43)	(1)
Increase (decrease) in cash and equivalents	(322)	292
Cash and equivalents at beginning of period	1,026	1,380
Cash and equivalents at end of period	$704	$1,672

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, earnings before interest and taxes (EBIT), earnings before interest and taxes (EBIT) margin, ongoing business earnings before interest and taxes (EBIT), ongoing business earnings before interest and taxes (EBIT) margin, ongoing business earnings (loss) before income taxes, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, sales excluding foreign currency and BEFIEX, and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency and BEFIEX is calculated by translating the current period net sales excluding BEFIEX, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales excluding BEFIEX. Management believes that sales excluding foreign currency and BEFIEX provides stockholders with a clearer basis to assess our results over time. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings per diluted share available to Whirlpool, reported operating profit (loss) by segment, net sales, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	March 31, 2015
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$303	$250	$2.38
Benefit Plan Curtailment Gain(a)	(47)	(47)	(0.44)
Restructuring Expense(b)	33	33	0.31
Combined Acquisition Related Transition Cost & Inventory Purchase Price Allocation(c)	16	17	0.20
Pension Settlement Charge(d)	12	12	0.12
Antitrust Resolutions(e)	—	10	0.09
Normalized Tax Rate Adjustment(f)	—	—	(0.52)
Ongoing Business Measure	$318	$276	$2.14

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(53) million] and Operating Profit

Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2014. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales excluding BEFIEX.

	Three Months Ended
	March 31, 2014
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$281	$258	$2.02
Brazilian (BEFIEX) Tax Credits(g)	(14)	(14)	(0.18)
Restructuring Expense(b)	29	29	0.27
Investment Expense(h)	6	8	0.08
Antitrust Resolutions(e)	—	1	0.01
Ongoing Business Measure	$302	$282	$2.20

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(23) million] and Operating Profit

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, segment operating profit (loss), for the three months ended March 31, 2015. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	March 31, 2015
	Segment Operating Profit (Loss)	Benefit Plan Curtailment Gain(a)	Restructuring Expense(b)	Combined Acquisition Related Transition Cost & Inventory Purchase Price Allocation(c)	EMEA Pension Settlement(d)	Ongoing Business Segment Operating Profit (Loss)
North America	$276	$(47)	$—	$—	$—	$230
Latin America	59	—	—	—	—	59
EMEA	17	—	—	6	12	35
Asia	24	—	—	2	—	26
Other/Eliminations	(73)	—	33	8	—	(32)
Total Whirlpool Corporation	$303	$(47)	$33	$16	$12	$318

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended March 31, 2014. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales excluding BEFIEX.

	Three Months Ended
	March 31, 2014
	Segment Operating Profit (Loss)	Restructuring Expense(b)	Brazilian (BEFIEX) Tax Credits(g)	Investment Expense(h)	Ongoing Business Segment Operating Profit (Loss)
North America	$228	$—	$—	$—	$228
Latin America	123	—	(14)	—	109
EMEA	7	—	—	—	7
Asia	5	—	—	—	5
Other/Eliminations	(82)	29	—	6	(47)
Total Whirlpool Corporation	$281	$29	$(14)	$6	$302

Footnotes:

a.	During the first quarter of 2015, we recorded a benefit plan curtailment gain of $47 million. The earnings per diluted share impact is calculated based on an income tax impact of $11 million.

b.
During the first quarters of 2015 and 2014, we recorded restructuring charges of $33 million and $29 million, respectively. The earnings per diluted share impacts are calculated based on income tax impacts of $8 million and $7 million, respectively.

c.
During the first quarter of 2015, we recognized acquisition related transition costs of $15 million associated with the acquisition of a majority interest in Hefei Sanyo and the acquisition of Indesit. The earnings per diluted share impact is calculated based on an income tax impact of $4 million. During the first quarter of 2015, we recognized a $2 million inventory purchase price allocation adjustment. The earnings per diluted share impact is calculated based on an income tax impact of $0 million.

d.
During the first quarter of 2015, the company recognized expenses of $12 million related to an EMEA pension settlement. The earnings per diluted share impact is calculated based on an income tax impact of $3 million.

e.
During the first quarters of 2015 and 2014, we recognized expenses of approximately $10 million and $1 million, respectively, related to antitrust resolutions. The earnings per diluted share impacts are calculated based on income tax impacts of $2 million and $0 million, respectively.

f.	During the first quarters of 2015 and 2014, we made adjustments to ongoing business diluted EPS to reconcile specific items reported to anticipated full-year effective tax rates of approximately 24%.

g.	During the first quarter of 2014, we monetized Brazilian (BEFIEX) tax credits of $14 million. The earnings per diluted share impact is calculated based on an income tax impact of $0 million.

h.
During the first quarter of 2014 we recognized an investment expense of $8 million primarily related to the acquisition of a majority interest in Hefei Sanyo completed in Q4 2014. The earnings per diluted share impact is calculated based on an income tax impact of $2 million.

Free Cash Flow

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles three-month 2015 and 2014 and projected full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
(millions of dollars)	2015	2014	2015 Outlook
Cash Provided by (Used in) Operating Activities	$(569)	$(339)	$1,450 - $1,500
Capital expenditures, proceeds from sale of assets/businesses	(93)	(117)	(750) - (800)
Change in restricted cash*	11	—	—
Free Cash Flow	$(651)	$(456)	~$700

*Change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Hefei Sanyo and which are released to fund approved capital expenditures and working capital.
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